                                  EXHIBIT 12(b)


                    THE CLARIDGE HOTEL AND CASINO CORPORATION
                (Debtor-In-Possession effective August 16, 1999)

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                    1999        1998        1997        1996        1995
                                  --------    --------    --------    --------    --------
(Loss) income before income
  taxes and extraordinary items   $(38,190)     (9,415)     (5,979)    (20,787)     (2,278)

Add:
  One-third of rent expense to
    Partnership deemed
    representative of interest       8,009       8,791      10,185      12,854      12,546

  Interest expense                   6,767      10,519      10,567       9,350       9,516

  Amortization of capitalized
    interest                            57          57          57          28         -0-
                                  --------    --------    --------    --------    --------


(Loss) income as adjusted         $(23,357)      9,952      14,830       1,445      19,784
                                  ========    ========    ========    ========    ========


Fixed charges:
  One-third of rent expense to
    Partnership deemed
     representative of interest   $  8,009       8,791      10,185      12,854      12,546

  Interest expense                   6,767      10,519      10,567       9,350       9,516

  Capitalized interest                 -0-         -0-         -0-       1,069       1,138
                                  --------    --------    --------    --------    --------


Fixed charges                     $ 14,776      19,310      20,752      23,273      23,200
                                  ========    ========    ========    ========    ========




Earnings in 1999, 1998, 1997, 1996, and 1995 were insufficient to cover fixed charges by $38,133,000, $9,358,000, $5,922,000, $21,828,000, and $3,416,000,
respectively.